Exhibt 10.1

SEVERANCE PAY PLAN

FOR ELIGIBLE EMPLOYEES OF

BENEFICIAL MUTUAL SAVINGS BANK

Beneficial Mutual Savings Bank (the “Company”) has adopted this Severance Pay Plan for Eligible Employees of Beneficial Mutual Savings Bank (the “Plan”) to provide severance benefits to certain Eligible Employees.  The Plan is administered by the Company, which is the Plan Administrator.  The Plan's “Plan Year” is the 12-month period ending on December 31.

1.	Events That Trigger Benefits

Benefits will become payable to Eligible Employees under the Plan who execute and do not revoke a Severance Agreement and General Release in a form acceptable to and established by the Company.

2.	Plan Eligibility

(a)	In General

In general, an individual will be eligible for benefits under the Plan (and therefore an “Eligible Employee”) if he or she is a full-time employee who:  (i) has been employed continuously by the Company for more than ninety (90) days; (ii) is contemporaneously designated in the Company’s records as a fulltime, regular, employee; and (iii) suffers an involuntary termination of employment on or after October 12, 2007, as a result of a reduction in force, business reorganization, or a job elimination, as determined by the Company, in its discretion.  As provided below, employees who are terminated for Cause (as defined below) are among those persons who are not eligible for benefits under the Plan.

(b)	Ineligible Employees

All other employees are ineligible for participation in this Plan. Without limiting the applicability of the foregoing, this Plan specifically does not cover:  (i) individuals who are not employees of the Company; (ii) temporary or seasonal employees of the Company; (iii) individuals who work for the Company as leased employees, independent contractors or agents (or are classified as such by the Company, whether or not such classification is upheld upon governmental or judicial review); (iv) individuals who are paid by any third party employer, such as an employment agency or temporary staffing firm; (v) employees who are covered by any other written severance plan or employment agreement with the Company that provides for severance benefits; or (vi) employees who are informed by an offer letter, employment contract or other communication at the start of their employment that they will not be eligible for benefits under the Plan.

(c)	Events Which Will Cause an Employee to Become Ineligible

An employee shall not be eligible for benefits under the Plan if, before the employee’s Termination Date:

•	the employee accepts an offer of continued employment with the Company; or

•	the employee is transferred to, or rejects an offer of, continued full-time employment with the Company.

An employee shall not be eligible for benefits under the Plan unless the employee remains employed by the Company until the final day of employment specified by the Company.  An employee who leaves employment before such date, regardless of the reason, shall be deemed to have voluntarily resigned and shall be ineligible for benefits under the Plan.

An employee shall not be eligible for benefits under the Plan unless the employee maintains fully satisfactory work performance until the final day of employment specified by the Company, including the employee’s faithful performance of any remaining obligations to the Company such as conscientious transitioning of the employee’s duties, reimbursement to the Company for any cash advances or debit balances, and the return of all Company property, including, but not limited to, any computers, PDAs, cell phones, tools, keys or manuals.

(d)	Termination For Cause

An employee shall not be eligible for benefits under the Plan if the employee is discharged for Cause. For purposes of this Plan, the term “Cause” means:  (i) any willful neglect of, or refusal to perform, the employee’s duties or responsibilities with respect to the Company, insubordination, dishonesty, misconduct, gross negligence or willful malfeasance by the employee in the performance of the employee’s duties and responsibilities, or the willful taking of actions which materially impair the employee’s ability to perform his/her duties and responsibilities, or any serious violation of Company rules or regulations; (ii) the violation of any local, state or federal criminal statute, including, without limitation, an act of dishonesty such as embezzlement, theft or larceny, if the violation either relates to the Company or could have an adverse effect on the Company or its reputation; (iii) intentional provision of services in competition with the Company, or intentional disclosure to a competitor of the Company of any confidential or proprietary information of the Company or client; or (iv) any violation of any code of conduct, code of ethics or any similar code established by the Company, with respect to which the Company determines in its sole discretion that the employee’s employment has ended under circumstances such that the payment of benefits under the Plan would not be in the Company’s best interest.  This definition of Cause shall be used only for the purposes of administering and determining eligibility under this Plan.  This Plan provision shall not be construed as implying that employees may only be terminated for Cause.  Rather, employees are generally employed “at will” and may be terminated at any time for any reason, with or without cause or notice.  The Company, in its sole discretion, shall determine whether an employee has been terminated for Cause.

3.	Benefit Ineligibility

(a)	Agreement and General Release

An employee who is otherwise eligible to participate in the Plan will not be eligible for benefits unless he or she executes a severance agreement and general release in a form acceptable to the Company prior to the date he or she is involuntarily terminated by the Company as part of the reduction in force (the “Termination Date”).  Additionally, if an otherwise eligible employee executes such an agreement, but subsequently revokes such agreement, he or she will be ineligible to participate in this Plan and will forfeit any benefits paid as of the time of such revocation.

(b)	Changed Decisions

The Company reserves the right to rescind or reschedule any scheduled termination from employment on or before the actual date of termination.  In such cases, the affected employee will not be eligible for severance benefits under this Plan.  The Company has the right to amend, terminate or cancel this Plan prior to any otherwise Eligible Employee’s Termination Date.  No employee will be eligible for severance benefits under this Plan if the Plan is canceled prior to his or her Termination Date.

(c)	Eligibility Determination

The Company, in its sole discretion, shall have the authority to determine whether an employee meets the eligibility criteria of this Plan.

4.	Severance Benefits

(a)	Severance Period

The Severance Period for an Eligible Employee is based upon his or her title and duties as of his or her Termination Date and, in some cases, the Years of Service performed by the Eligible Employee.  For purposes of this Plan, an Eligible Employee shall earn a Year of Service for each full year in which he or she was an employee of the Company. In determining a Participant’s Years of Service, the Participant will also be credited with a partial Year of Service for any calendar year in which the Eligible Employee was an Employee of the Company for a portion of the calendar year.  A partial Year of Service credited to an Eligible Employee shall be equal to a fraction calculated in accordance with the following formula:

Number of days in the calendar year the individual was an employee of the Company
365

Notwithstanding the foregoing, each Eligible Employee will be credited with a minimum of one Year of Service for purposes of this Plan.

Executive Vice Presidents and other officers above the level of Senior Vice President are not eligible to participate in this Plan.

TITLE AND DUTIES	SEVERANCE PERIOD
1. Senior Vice President	2 years
2. Vice President who serves on the Senior management Team	2 years
3. Vice President who does not serve on the Senior Management Team	1 year
4. Other Employees	2 weeks per Year of Service, up to a maximum of 26 weeks

(b)	Lump Sum Payment

Each Eligible Employee with the exception of those Eligible Employees who are identified as “Other Employees” above shall receive a lump-sum payment equal to his or her Annual Salary as of the Termination Date, multiplied by the number of years in the appropriate Severance Period.  An Eligible Employee who is identified as “Other Employees” will receive a lump-sum payment equal to his or her Weekly Salary multiplied by the smaller of (i) two times the number of Years of Service accrued by the Eligible Employee as of the Termination Date or (ii) twenty-six.

This lump sum payment, less any withholdings for federal, state, and local taxes, shall be paid on or prior to March 15 of the year which next follows the year in which the Termination Date occurs.  The Eligible Employee shall be responsible for payment of all taxes associated with the lump sum payment notwithstanding whether withholdings have been made.  For purposes of this paragraph “Annual Salary” shall include only base compensation as of the Eligible Employee’s last salary review, and shall not include any employee benefits, bonuses or other compensation.  For purposes of this paragraph, “Weekly Salary” shall mean Annual Salary multiplied by 1/52.

(c)	Health Plan Continuation

Each Eligible Employee shall be eligible to continue in the Beneficial Mutual Savings Bank Health Benefits Plan (the “Health Plan”) during the appropriate Severance Period.  Such continuation shall be subject to (i) the continued monthly payment by the Eligible Employee of the employee portion of the premium for such benefits and (ii) the Company’s continued sponsorship of the Health Plan.  Each Eligible Employee shall be treated the same as to an active employee for purposes of the terms and conditions of the Health Plan, including premium changes and any subsequent amendments to such plan.  If any amendment or change to the funding mechanism of the health benefits plan would result in taxable income to the Eligible Employee, the Eligible Employee will be solely responsible for the payment of such taxes. After the expiration of Company-provided coverage under this paragraph, the Eligible Employee shall be eligible to elect to continue his or her coverage in the Health Plan under the terms of applicable Federal law.

(d)	Retiree Health Plan

If an Eligible Employee is eligible to participate in the Beneficial Mutual Savings Bank Retiree Health Benefits Plan (the “Retiree Plan”) as of the Termination Date, he or she shall be eligible to elect to participate in the Retiree Plan, subject to the terms and conditions thereof.  Additionally, if the participant would have been eligible to participate in the Company’s Retiree Plan if he or she had retired during the appropriate Severance Period, then he or she shall be eligible to elect to participate in such plan, subject to the terms and conditions thereof.  Any participation in the Retiree Plan pursuant to this paragraph shall be subject to the terms of the Retiree Plan, including any subsequent amendments thereto.  In the event the Retiree Plan is terminated by the Company, the Eligible Employee’s participation in the Retiree Plan shall cease.

5.	Taxes

Taxes will be withheld from benefits under the Plan to the extent required by law.

6.	Relation to Other Plans

Except as specifically described in Section 4 of this Plan, any prior severance or similar plan, program, or other arrangement of the Company that would otherwise apply to an Eligible Employee is hereby revoked as to such Eligible Employee.  Benefits under this Plan will not be counted as "compensation" for purposes of determining benefits under any other benefit plan, pension plan, or similar arrangement. No benefits that would constitute "excess parachute payments" within the meaning of Internal Revenue Code Section 280G, or cause any other amounts to be excess parachute payments, will be paid by this Plan.

7.	Amendment or Termination

The Company, acting in its nonfiduciary settlor capacity, continually considers changes to its compensation and retirement programs and, from time to time, may consider offering special programs, such as this Plan. Some of the options the Company may consider might be more advantageous or less advantageous than the current program. Unless and until new benefits are formally announced by the Company, no one is authorized to tell you that new benefits will or will not be offered.

8.	Claims Procedures

(a)	Claims Normally Not Required

An initial claim for benefits is not necessary to receive benefits as described in Section 4 of this Plan.

(b)	Disputes

If any person (“Claimant”) believes that benefits are being denied improperly, that the Plan is not being operated properly, that fiduciaries of the Plan have breached their duties, or that the Claimant's legal rights are being violated with respect to the Plan, the Claimant must file a formal claim with the Plan Administrator.  This requirement applies to all claims that any Claimant has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Plan Administrator determines, in its sole discretion, that it does not have the power to grant all relief reasonably being sought by the Claimant.

(c)	Time for Filing Claims

A formal claim must be filed within 90 days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Plan Administrator in writing consents otherwise.

(d)	Procedures

(i)	Initial Claims

All claims shall be presented to the Plan Administrator in writing.  Within 90 days after receiving a claim, a claims official appointed by the Plan Administrator shall consider the claim and issue his or her determination thereon in writing.  The claims official may extend the determination period for up to an additional 90 days by giving the Claimant written notice.  The initial claim determination period can be extended further with the consent of the Claimant.  Any claims that the Claimant does not pursue in good faith through the initial claims stage shall be treated as having been irrevocably waived.

(ii)	Claims Decisions

If the claim is granted, the benefits or relief the Claimant seeks shall be provided.  If the claim is wholly or partially denied, the claims official shall, within 90 days (or a longer period, as described above), provide the Claimant with written notice of the denial, setting forth, in a manner calculated to be understood by the Claimant: (1) the specific reason or reasons for the denial; (2) specific references to the provisions on which the denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect the claim, together with an explanation of why the material or information is necessary; and (4) an explanation of the procedures for appealing denied claims.  If the Claimant can establish that the claims official has failed to respond to the claim in a timely manner, the Claimant may treat the claim as having been denied by the claims official.

(iii)	Appeals of Denied Claims

Each Claimant shall have the opportunity to appeal the claims official's denial of a claim in writing to an appeals official appointed by the Plan Administrator (which may be a person, committee, or other entity).  A Claimant must appeal a denied claim within 60 days after receipt of written notice of denial of the claim, or within 60 days after it was due if the Claimant did not receive it by its due date.  The Claimant (or his or her duly authorized representative) may review pertinent documents in connection with the appeals proceeding and may present issues and comments in writing.  The Claimant may present only the evidence and theories during the appeal that the Claimant presented during the initial claims stage, except for information the claims official may have requested the Claimant to provide to perfect the claim.  Any claims that the Claimant does not pursue in good faith through the appeals stage, such as by failing to file a timely appeal request, shall be treated as having been irrevocably waived.

(iv)	Appeals Decisions

The decision by the appeals official shall be made not later than 60 days after the written appeal is received by the Plan Administrator, unless special circumstances require an extension of time, in which case a decision shall be rendered as soon as possible, but not later than 120 days after the appeal was filed, unless the Claimant agrees to a further extension of time.  The appeal decision shall be in writing, shall be set forth in a manner calculated to be understood by the Claimant, and shall include specific reasons for the decision, as well as specific references to the provisions on which the decision is based, if applicable.  If a Claimant does not receive the appeal decision by the date it is due, the Claimant may deem his or her appeal to have been denied.

(v)	Procedures

The Plan Administrator shall adopt procedures by which initial claims shall be considered and appeals shall be resolved; different procedures may be established for different claims. The Plan Administrator may amend the Claims Procedures from time to time, as it sees fit. All procedures shall be designed to afford a Claimant full and fair consideration of his or her claim.

9.	Plan Administration

(a)	Discretion

The Plan Administrator is responsible for the general administration and management of the Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the Plan and to determine all questions relating to eligibility for benefits.  The Plan shall be interpreted in accordance with its terms and their intended meanings.  However, the Plan Administrator and all Plan fiduciaries shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their sole discretion, and to make any findings of fact needed in the administration of the Plan, and the decision of the Plan Administrator shall be final and binding on all parties.  The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.

(b)	Finality of Determinations

All actions taken and all determinations made by the Plan Administrator or by Plan fiduciaries will be final and binding on all persons claiming any interest in or under the Plan.  To the extent the Plan Administrator or any Plan fiduciary has been granted discretionary authority under the Plan, the Plan Administrator's or Plan fiduciary's prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.

(c)	Drafting Errors

If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its sole discretion, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined in the sole discretion of the Plan Administrator. The Plan Administrator shall amend the Plan retroactively to cure any such ambiguity.

(d)	Fiduciary Disclosure Authority

No Plan fiduciary shall have the authority to answer questions about any pending or final business decision of the Company or any affiliate that has not been officially announced, to make disclosures about such matters, or even to discuss them, and no person shall rely on any unauthorized, unofficial disclosure. Thus, before a decision is officially announced, no fiduciary is authorized to tell any person, for example, that he or she will or will not be laid off or that the Company will or will not offer exit incentives in the future. Nothing in this subsection shall preclude any fiduciary from fully participating in the consideration, making, or official announcement of any business decision.

(e)	Scope

This Section may not be invoked by any person to require the Plan to be interpreted in a manner inconsistent with its interpretation by the Plan Administrator or other Plan fiduciaries.

10.	Costs and Indemnification

All costs of administering the Plan and providing Plan benefits will be paid by the Company.

11.	Limitation on Employee Rights

This Plan shall not give any employee the right to be retained in the service of the Company or interfere with or restrict the right of the Company to discharge or retire the employee.

12.	Governing Law

This Plan is a welfare plan subject to the Employee Retirement Income Security Act of 1974 and it shall be interpreted, administered, and enforced in accordance with that law.  To the extent that state law is applicable, the statutes and common law of the Commonwealth of Pennsylvania, excluding any that mandate the use of another jurisdiction’s laws, shall apply.

13.	Miscellaneous

Where the context so indicates, the singular will include the plural and vice versa.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.  Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted, or executed counterpart.

14.	Statement of ERISA Rights

The Plan is an ERISA welfare benefit plan.  As a Participant in an ERISA-covered benefit, you are entitled to certain rights and protections under the Employee Retirement Income Security Act ("ERISA").  ERISA provides that all Plan Participants shall be entitled to:

•	Receive information about your Plan and benefits.

•
Examine, without charge, at the corporate office of the Plan Administrator and at other specified locations, such as work-sites and union halls, all documents governing the Plan, including insurance contracts, collective bargaining agreements and a copy of the latest annual report (Form 5500 series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•
Obtain, upon written request to the Plan Administrator, copies of all documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 series) and updated SPD.  The Plan Administrator may make a reasonable charge for the copies.

•	Receive a summary of the Plan's annual financial report (if any). The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.

(i)	Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of the Plan Participants and beneficiaries.  No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit from the Plan, or from exercising your rights under ERISA.

(ii)	Enforce Your Rights

If your claim for a welfare benefit under an ERISA-covered plan is denied in whole or in part, you must receive a written explanation of the reason for the denial.  You have the right to have the Plan review and reconsider your claim.  Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If you have a claim for benefits that is denied or ignored in whole or in part, you may file suit in a state or federal court.  In addition, if you disagree with the Plan's decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in federal court.  If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(iii)	Assistance with Your Questions

If you have any questions about the Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance obtaining documents from the Plan Administrator, you should contact the nearest office of the U.S. Department of Labor, Employee Benefits Security Administration ("EBSA") listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Ave., N.W., Washington, D.C., 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

15.	Employer/Plan Sponsor Information

1. Name, address, and telephone number of the Employer/Plan Sponsor:	Beneficial Mutual Savings Bank 530 Walnut Street Philadelphia, PA 19106

2. Employer's federal tax identification number:	23-0400690

3. Adopting Employers participating in the Plan:	N/A

4. Effective Date of the Plan:	October 11, 2007

5. The initial Plan Year:	October 11, 2007 to December 31, 2007

6. All subsequent Plan Years:	January 1 through December 31

7. Name, address, and telephone number of the Plan Administrator:

The Plan Administrator has the exclusive right to interpret the Plan and to decide all matters arising under the Plan, including the right to make determinations of fact, and construe and interpret possible ambiguities, inconsistencies, or omissions in the Plan and this SPD.
Cecile Colonna Vice President - Assistant Human Resources Department Manager c/o Beneficial Mutual Savings Bank 530 Walnut Street Philadelphia, PA 19106 (215) 864-6094

8. Plan Number:	507